Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR THE

2009 FISCAL FIRST QUARTER ENDED DECEMBER 31, 2008

Digital revenue in the quarter grew 20% year over year to $171 million;

Cash balance grew to $549 million

•	Total revenue of $878 million decreased 11% from the prior-year quarter, or 6% on a constant-currency basis.

•

Digital revenue was $171 million, or 19% of total revenue in the quarter, up 2% sequentially from $167 million in the fourth quarter of fiscal 2008 and up 20% from $142 million in the prior-year quarter.

•	Operating income from continuing operations declined 34% to $41 million compared to $62 million in the prior-year quarter.

•	Operating income before depreciation and amortization (OIBDA) from continuing operations fell 17% to $107 million from $129 million in the prior-year quarter.

•

Income from continuing operations was $0.15 per diluted share compared to income from continuing operations of $0.01 per diluted share in the prior-year quarter. The first quarter of fiscal 2009 included a gain of $0.24 per diluted share from the gain on the previously disclosed sale of a minority stake in Front Line Management.

NEW YORK, February 5, 2009—Warner Music Group Corp. (NYSE: WMG) today announced its first-quarter financial results for the period ended December 31, 2008.

“Though facing difficult economic conditions and tough prior-year comparisons, we executed on our strategy and remain confident in achieving our long-term goals,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “We continue to develop new music business solutions and maintain our digital leadership position, while managing costs, gaining share and delivering strong returns on A&R investments.”

“To enhance financial flexibility, we remain focused on managing our balance sheet by generating significant free cash flow, evidenced by our impressive $549 million cash balance,” Steve Macri, Warner Music Group’s Executive Vice President and CFO added. “Additionally, we still believe that our fiscal 2009 performance will be back-end weighted, due to the timing of our releases.”

For the first quarter 2009, revenue declined 11.2% to $878 million from $989 million in the prior-year quarter, and was down 6.3% on a constant-currency basis. This performance reflected the ongoing transition in the recorded music industry characterized by a shift in consumption patterns from physical sales to new forms of digital music as well as the impact of the turbulent global economy on retailers. In addition, domestic revenue declined 18.8% as a result of particularly difficult comparisons against domestic recorded music results in the first quarter of fiscal 2008, which included nearly 4 million units of Josh Groban’s blockbuster album “Noel.” Although international revenue declined 4.9%, it improved 5.1% on a constant-currency basis with revenue growth throughout Europe. Digital revenue of $171 million grew 20.4% over the prior-year quarter, or 23.9% on a constant-currency basis. Digital revenue grew 2.4% sequentially from the fourth quarter of fiscal 2008 and represented 19.5% of total revenue. Solid global digital revenue growth was still impacted by worldwide economic pressures, though to a lesser extent than physical revenue.

Operating income from continuing operations fell 33.9% to $41 million from $62 million in the prior-year quarter and operating margin from continuing operations was down 1.6 percentage points to 4.7%. OIBDA from continuing operations decreased 17.1% to $107 million from $129 million in the prior-year quarter and OIBDA margin from continuing operations declined 0.8 percentage points to 12.2%. The decline in operating income and OIBDA margins was primarily due to margin benefits in last-year’s comparable quarter related to “Noel” as well as negative operating leverage from lower sales on a similar fixed-cost base.

Income from continuing operations was $23 million, or $0.15 per diluted share, for the quarter, up from income from continuing operations of $2 million, or $0.01 per diluted share, in the prior-year quarter. The first quarter of fiscal 2009 included a gain of $0.24 per diluted share from the gain on the previously disclosed sale of a minority stake in Front Line Management.

The company reported a cash balance of $549 million as of December 31, 2008, a 33.6% increase from the September 30, 2008 balance of $411 million and a more than three-fold increase from the December 31, 2007 balance of $160 million. As of December 31, 2008, the company reported total long-term debt of $2.22 billion and net debt (total long-term debt minus cash) of $1.67 billion.

For the quarter, net cash provided by operating activities was $43 million compared to negative $36 million in the prior-year quarter. Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid or received for investments) was $160 million, compared to negative Free Cash Flow of $155 million in the comparable fiscal 2008 quarter. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $195 million, compared to negative Unlevered After-Tax Cash Flow of $104 million in the comparable fiscal 2008 quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business declined 11.9% from the prior-year quarter to $749 million, and was down 7.4% on a constant-currency basis. The decline in constant-currency revenue primarily reflects strength in Europe, particularly France, Germany, Spain and Italy, offset by continued contracting demand for physical product by U.S. retailers and the soft economic and retail conditions.

Recorded Music digital revenue of $156 million grew 18.2% over the prior-year quarter, or 20.9% on a constant-currency basis, and represented 20.8% of total Recorded Music revenue. Domestic Recorded Music digital revenue amounted to $99 million, or 31.4%, of total domestic Recorded Music revenue. Year-over-year digital revenue growth was driven by both global online downloads as well as mobile.

Major sellers in the quarter included the Twilight soundtrack and titles from Seal, Nickelback, Enya and Johnny Hallyday. International Recorded Music revenue declined 3.6% from the prior-year quarter to $434 million, but was up 6.1% on a constant-currency basis, while domestic Recorded Music revenue declined 21.3% from the prior-year quarter to $315 million.

Year-over-year revenue differences in the global Recorded Music business were due to continued contracting demand for physical product by retailers primarily in the U.S. This was offset by international strength, which was largely driven by strong local and international repertoire, increased digital revenue and revenue from our artist services business as we continue to broaden our revenue mix into growing areas of the music business, including sponsorship, fan club, websites, merchandising, touring, ticketing and artist management.

Quarterly Recorded Music operating income from continuing operations fell 32.6% to $60 million, resulting in an operating margin from continuing operations of 8.0% compared to 10.5% in the prior-year quarter. Recorded Music OIBDA from continuing operations fell 20.6% to $108 million for the quarter. Recorded Music OIBDA margin from continuing operations contracted 1.6 percentage points to 14.4% from the prior-year quarter. The margin contraction largely reflected margin benefits in last-year’s quarter related to unusually strong sales from “Noel”.

Music Publishing

Music Publishing revenue declined 6.9% from the prior-year quarter to $134 million, but was up 0.8% on a constant-currency basis. Music Publishing revenue grew 2.1% domestically and was down 11.3% internationally, but was flat internationally on a constant-currency basis. Digital revenue from Music Publishing grew 50.0% to $15 million, representing 11.2% of total Music Publishing revenue.

On a constant-currency basis, the decline in mechanical revenue of 16.4% was offset by a 10.0% increase in synchronization revenue, a 4.3% rise in performance revenue and a strong 66.7% increase in digital revenue. The increase in synchronization revenue on a constant-currency basis was due in part to timing of receipts, while mechanical revenue weakness primarily reflects an industry-wide decline in physical record sales.

Music Publishing operating income was $5 million, up 25.0% from $4 million in the prior-year quarter, resulting in an operating margin of 3.7%, up 0.9 percentage points from the prior-year quarter. Music Publishing OIBDA remained flat at $21 million and OIBDA margin of 15.7% increased 1.1 percentage points from the prior-year quarter due primarily to the change in sales mix.

Financial details for the quarter can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Figure 1. Warner Music Group Corp. - Consolidated Statements of Operations, Three Months Ended 12/31/08 versus

12/31/07 (dollars in millions, except per share amounts)

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	% Change
	(unaudited)	(unaudited)
Revenues:	$878	$989	(11)%
Costs and expenses:
Cost of revenues	(484)	(545)	(11)%
Selling, general and administrative expenses	(295)	(331)	(11)%
Other income	—	3	—
Restructuring costs	—	—	—
Amortization of intangible assets	(58)	(54)	7%

Total costs and expenses	$(837)	$(927)	(10)%

Operating income from continuing operations	$41	$62	(34)%
Interest expense, net	(44)	(48)	(8)%
Minority interest	7	(2)	—
Gain on sale of equity investment (Frontline)	36	—	—
Gain on foreign exchange transaction	9	—	—
Impairment of equity investment	(10)	—	—
Other expense, net	—	—	—

Income from continuing operations before income taxes	$39	$12	—

Income tax expense	(16)	(10)	60%

Income from continuing operations	$23	$2	—
Loss from discontinued operations, net of tax	—	(18)	—

Net income (loss)	$23	$(16)	—

Net income (loss) per share:

Basic earnings per share:
Income from continuing operations	$0.15	$0.01
Loss from discontinued operations	—	(0.12)

Net income (loss)	$0.15	$(0.11)

Diluted earnings per share:
Income from continuing operations	$0.15	$0.01
Loss from discontinued operations	—	(0.12)

Net income (loss)	$0.15	$(0.11)

Weighted averages shares outstanding:
Basic	149.2	147.2

Diluted	149.9	147.2

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 12/31/08 and 09/30/08 (dollars in millions)

	December 31, 2008	September 30, 2008	% Change
	(unaudited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$549	$411	34%
Accounts receivable, less allowances of $193 and $159	543	538	1%
Inventories	57	57	—
Royalty advances (expected to be recouped w/in 1 year)	176	174	1%
Deferred tax assets	32	30	7%
Other current assets	38	38	—

Total Current Assets	$1,395	$1,248	12%
Royalty advances (expected to be recouped after 1 year)	215	212	1%
Investments	49	155	(68)%
Property, plant & equipment, net	108	117	(8)%
Goodwill	1,087	1,085	—
Intangible assets subject to amortization, net	1,442	1,539	(6)%
Intangible assets not subject to amortization	100	100	—
Other assets	69	70	(1)%

Total Assets	$4,465	$4,526	(1)%

Liabilities & Shareholders’ Deficit:
Current Liabilities
Accounts payable	$191	$219	(13)%
Accrued royalties	1,198	1,189	1%
Taxes & other withholdings	24	16	50%
Current portion of long-term debt	17	17	—
Deferred revenue	135	117	—
Other current liabilities	242	313	(23)%

Total current liabilities	$1,807	$1,871	(3)%

Long-term debt	2,206	2,242	(2)%
Deferred tax liabilities, net	235	237	(1)%
Other noncurrent liabilities	258	262	(2)%

Total Liabilities	$4,506	$4,612	(2)%

Common stock	—	—	—
Additional paid-in capital	592	590	—
Accumulated deficit	(663)	(686)	(3)%
Accumulated other comprehensive income, net	30	10	—

Total Shareholders’ Deficit	$(41)	$(86)	(52)%

Total Liabilities & Shareholders’ Deficit	$4,465	$4,526	(1)%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three Months Ended 12/31/08 versus 12/31/07 (dollars in millions)

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	% Change
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$43	$(36)	—
Net cash provided by (used in) investing activities	117	$(119)	—
Net cash used in financing activities	(4)	(24)	83%
Effect of foreign currency exchange rates on cash	(18)	6	—

Net increase (decrease) in cash	$138	$(173)	—

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”). In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Loss, Three Months Ended 12/31/08 versus 12/31/07 (dollars in millions)

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	% Change
	(unaudited)	(unaudited)
OIBDA	$107	$129	(17)%
Depreciation expense	(8)	(13)	(38)%
Amortization expense	(58)	(54)	7%

Operating income from continuing operations	$41	$62	(34)%
Interest expense, net	(44)	(48)	(8)%
Minority interest income (expense)	7	(2)	—
Gain on sale of equity investment (Frontline)	36	—	—
Gain on foreign exchange transaction	9	—	—
Impairment of equity investment	(10)	—	—
Other expense, net	—	—	—

Income from continuing operations before income taxes	$39	$12	—

Income tax expense	(16)	(10)	60%

Income from continuing operations	$23	$2	—
Loss from discontinued operations, net of tax	—	(18)	—

Net income (loss)	$23	$(16)	—

OIBDA margin from continuing operations	12.2%	13.0%
Operating income margin from continuing operations	4.7%	6.3%

Figure 5. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, for the Three Months ended 12/31/08 versus 12/31/07 (dollars in millions)
	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	% Change
	(unaudited)	(unaudited)
Total WMG Operating Income from Continuing Operations- GAAP	$41	$62	(34)%
Depreciation and Amortization	66	67	(1)%

Total WMG OIBDA	$107	$129	(17)%

Recorded Music Operating Income from Continuing Operations- GAAP	$60	$89	(33)%
Depreciation and Amortization	48	47	2%

Recorded Music OIBDA	$108	$136	(21)%

Music Publishing Operating Income from Continuing Operations - GAAP	$5	$4	25%
Depreciation and Amortization	16	17	(6)%

Music Publishing OIBDA	$21	$21	—

Constant Currency

As exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand the company’s operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $52 million, $41 million and $11 million unfavorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the three months ended December 31, 2008 compared to the comparable prior-year quarter. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and is not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp. - Revenue by Geography and Segment, Three Months Ended 12/31/08 versus12/31/07 As Reported and Constant Currency (dollars in millions)

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	Three Months Ended December 31, 2007
	As reported	As reported	Constant $
	(unaudited)	(unaudited)	(unaudited)
Revenue by Geography:
US revenue
Recorded Music	$315	$400	$400
Music Publishing	48	47	47

International revenue
Recorded Music	434	450	409
Music Publishing	86	97	86

Intersegment eliminations	(5)	(5)	(5)

Total Revenue	$878	$989	$937

Revenue by Segment:
Recorded Music	$749	$850	$809
Music Publishing	134	144	133
Intersegment eliminations	(5)	(5)	(5)

Total Revenue	$878	$989	$937

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. As free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP — “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three Months Ended 12/31/08 versus 12/31/07 (dollars in millions)

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007
	(unaudited)	(unaudited)
Net cash flow provided by (used in) operating activities	$43	$(36)
Less: Capital expenditures	3	7
Less: Net cash (received from) paid for investments	(120)	112

Free Cash Flow (a)	$160	$(155)

(a) - Free Cash Flow includes cash paid for interest as follows (in millions):

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007
	(unaudited)	(unaudited)
Free Cash Flow	$160	$(155)
Plus: Cash paid for interest	35	51

Unlevered After-Tax Cash Flow	$195	$(104)

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com